Exhibit 99.2

Paratek Pharmaceuticals, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Paratek Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Paratek Pharmaceuticals, Inc. as of December 31, 2013 and 2012, and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended. Paratek Pharmaceuticals, Inc.‘s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paratek Pharmaceuticals, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Note 1 to the financial statements, the Company has incurred cumulative net losses since inception and will need additional capital to fund future operations. Those conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CohnReznick LLP

Vienna, Virginia

August 28, 2014

F-B-1

Paratek Pharmaceuticals, Inc.

Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Current assets
Cash and cash equivalents	$1,211,883	$1,016,166
Accounts receivable	—	64,168
Unbilled receivables	—	82,871
Prepaid expenses and other current assets	39,992	96,580

Total current assets	1,251,875	1,259,785

Fixed assets, net	33,426	188,050
Restricted cash, long-term	—	166,728
Other assets	—	467,849

Total assets	$1,285,301	$2,082,412

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$7,482,110	$4,515,083
Accrued expenses	4,747,570	5,917,462
Accrued rent	35,205	35,205
Deferred revenue	190,668	190,668
Prefunding for financing	1,351,402	—
Other current liabilities	—	589,882
Derivative liability	21,021,690	—

Total current liabilities	34,828,645	11,248,300

Deferred revenue, long-term	150,945	341,612
Accrued rent, long-term	70,411	122,608
Other liabilities	—	453,119
Derivative liability	—	22,202,108
Convertible preferred stock warrants	3,429	27,564

Total liabilities	35,053,430	34,395,311

Commitments and contingencies (Note 14)

Convertible preferred stock	80,565,143	80,565,143
Stockholders’ deficit
Common stock, $0.001 par value, 120,000,000 shares authorized, 1,000,000 and 783,855 issued and outstanding at December 31, 2013 and 2012, respectively	1,000	784
Additional paid-in-capital	65,696,963	62,499,099
Accumulated deficit	(180,031,235)	(175,377,925)

Total stockholders’ deficit	(114,333,272)	(112,878,042)

Total liabilities, convertible preferred stock and stockholders’ deficit	$1,285,301	$2,082,412

The accompanying notes are an integral part of these financial statements.

F-B-2

Paratek Pharmaceuticals, Inc.

Statements of Operations

Years Ended December 31, 2013 and 2012

	2013	2012
Revenue
Research and development	$478,082	$2,815,204
Grant revenue	—	248,124

Total revenue	478,082	3,063,328

Operating expenses
Research and development	4,630,708	10,734,442
General and administrative	3,387,645	10,491,969

Total operating expenses	8,018,353	21,226,411

Operating loss	(7,540,271)	(18,163,083)

Other income and expenses
Interest income	3,184	2,137
Interest expense	(296,988)	(139,456)
Loss on issuance of non-convertible notes	—	(5,541,679)
Gain on exchange of notes	—	1,534,452
Loss on issuance of convertible notes	(2,040,675)	(5,131,662)
Loss on issuance of equity associated with convertible notes	(2,947,780)	(13,537,006)
Gain/(loss) on mark to market of notes	8,027,392	(2,269,577)
Gain on mark to market of warrants	24,135	52,425
Other income	117,693	—

Net loss	(4,653,310)	(43,193,449)
Unaccreted dividends on convertible preferred stock	(6,765,601)	(6,765,601)

Net loss attributable to common stockholders	$(11,418,911)	$(49,959,050)

Net loss per share attributable to common stockholders:
Basic and diluted	$(12.49)	$(88.50)

Weighted average common shares outstanding:
Basic and diluted	914,367	564,498

The accompanying notes are an integral part of these financial statements.

F-B-3

Paratek Pharmaceuticals, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2013 and 2012

	Series A-H Convertible Preferred Stock	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
		Shares	Amount
Balances at December 31, 2011	$125,786,798	336,412	$337	$3,189,586	$(132,184,476)	$(128,994,553)
Issuance of common stock under stock option plan	—	4,317	4	64,872	—	64,876
Stock-based compensation expense	—	—	—	486,424	—	486,424
Conversion of convertible preferred stock into common stock	(45,221,655)	218,324	218	45,221,437	—	45,221,655
Issuance of common stock with October 2012 Notes	—	224,802	225	4,666,310	—	4,666,535
Fair value of deferred shares in conjunction with October 2012 Notes	—	—	—	8,870,470	—	8,870,470
Net loss	—	—	—	—	(43,193,449)	(43,193,449)

Balances at December 31, 2012	80,565,143	783,855	784	62,499,099	(175,377,925)	(112,878,042)
Issuance of common stock under stock option plan	—	58	—	1,547	—	1,547
Stock-based compensation expense	—	—	—	248,753	—	248,753
Issuance of common stock with 2013 Notes	—	216,087	216	2,947,564	—	2,947,780
Net loss	—	—	—	—	(4,653,310)	(4,653,310)

Balances at December 31, 2013	$80,565,143	1,000,000	$1,000	$65,696,963	$(180,031,235)	$(114,333,272)

The accompanying notes are an integral part of these financial statements.

F-B-4

Paratek Pharmaceuticals, Inc.

Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss	$(4,653,310)	$(43,193,449)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	97,515	222,873
Gain on disposal of fixed assets	(172,224)	(13,804)
Stock-based compensation expense	248,753	486,424
Gain on mark to market on convertible preferred stock warrants	(24,135)	(52,425)
Noncash interest expense	296,988	139,456
Loss on nonconvertible note issuance	—	5,541,679
Gain on exchange of nonconvertible notes for convertible notes	—	(1,534,452)
Loss on convertible note issuance	2,040,675	5,131,662
Loss on equity issuance associated with convertible notes	2,947,780	13,537,005
(Gain)/loss on mark to market of notes	(8,027,392)	2,269,577
Changes in operating assets and liabilities
Prepaid expenses and other current assets	56,588	(2,297)
Accounts and unbilled receivable	147,039	87,823
Accounts payable	2,967,027	3,888,546
Accrued expenses	(1,466,881)	932,592
Accrued rent	(52,197)	(195,173)
Other liabilities and other assets	(575,152)	589,882
Deferred revenue	(190,667)	(190,668)

Net cash used in operating activities	(6,359,593)	(12,354,749)

Cash flows from investing activities
Purchases of fixed assets	—	(49,105)
Sale of fixed assets	229,333	13,804
Decrease in restricted cash	166,728	90,560

Net cash provided by investing activities	396,061	55,259

Cash flows from financing activities
Proceeds from issuance of common stock	1,547	64,499
Proceeds from nonconvertible note issuance	—	5,793,642
Proceeds from convertible note issuance	4,806,300	5,000,000
Prefunding for financing	1,351,402	—

Net cash provided by financing activities	6,159,249	10,858,141

Net change in cash and cash equivalents	195,717	(1,441,349)
Cash and cash equivalents
Beginning of year	1,016,166	2,457,515

End of year	$1,211,883	$1,016,166

Supplemental disclosure of noncash financing activities
Conversion of convertible preferred stock into common stock	$—	$45,221,655

The accompanying notes are an integral part of these financial statements.

F-B-5

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements

1.	Nature of the Business

Paratek Pharmaceuticals, Inc. (the “Company”) is a Delaware corporation and has its principal place of business in Boston, Massachusetts. The Company was incorporated in July 1996. The Company is a pharmaceutical company focused on the development and commercialization of innovative antibacterial therapeutics based upon tetracycline chemistry.

The Company has incurred cumulative net losses since its inception and expects to incur additional operating losses in the foreseeable future as the Company continues its product development programs. The Company is subject to a number of risks similar to other companies in the biotechnology and pharmaceutical industries, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, customers’ reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability concerns, and dependence on key individuals.

The accompanying financial statements have been prepared on a basis that assumes that the Company will continue as a going concern. However, the Company has incurred significant losses and does not have product sales. The Company will need additional capital to further fund development, and seek regulatory approvals for, its product candidates, and begin to commercialize any approved products. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In June 2014, the Company entered into a definitive agreement to merge with Transcept Pharmaceuticals, Inc. (“Transcept”) and a subscription agreement with existing stockholders and new investors to provide the Company with additional capital to continue planned operations. See Note 15 for more information regarding this transaction. Concurrent with the execution of these agreements, Transcept made a bridge loan to the Company to provide resources to continue operations through the earlier of the closing of the transaction or the end of 2014. In the event that the Company is unable to complete this merger and financing, the Company would need to pursue other financing alternatives to continue operations in 2015. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. Having insufficient funds may require the Company to delay, reduce, or eliminate some or all of its development programs. Failure to obtain adequate financing could adversely affect the Company’s ability to operate as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of these uncertainties.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, derivative liabilities, convertible preferred stock warrants, stock options, useful lives for depreciation and amortization of long-lived assets and valuation allowances on deferred tax assets. Actual results could differ from those estimates.

F-B-6

Segment and Geographic Information

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, and the Company operates in only one geographic segment.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. The Company places its cash in an accredited financial institution and this balance is above federally insured amounts. The Company has no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements. As of December 31, 2012, Warner Chilcott (now Actavis) represented 100% of accounts and unbilled receivables. For the years ended December 31, 2013 and 2012, Warner Chilcott (now Actavis) represented 32% and 93% of research and development revenue, respectively. For the year ended December 31, 2012, the NIH grant represented 100% of grant revenue.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks, money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

Restricted Cash

Amounts pledged as collateral underlying a letter of credit for a lease deposit are classified as restricted cash. During 2013, the letter of credit expired in connection with the termination of an operating lease.

Fixed Assets

Fixed assets are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets, which range from three to ten years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight-line basis. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the respective accounts, and any related gain or loss is reflected in results of operations. Repair and maintenance costs are expensed as incurred.

Accrued Rent

Under terms of the Company’s lease agreements, as amended, payments escalate during the terms of the leases. The Company records an accrued rent liability to account for the rent associated with these leases on a straight-line basis over the terms of the leases.

Convertible Preferred Stock

Preferred Stock is initially recorded at the proceeds received, net of issuance costs and value allocated to warrants, where applicable.

Convertible Preferred Stock Warrants

The Company accounts for free standing warrants as liabilities at their fair value. The Company’s existing warrants are exercisable into convertible preferred stock that is classified as mezzanine equity on the balance sheets, and as such the fair value of the warrants is recorded as a liability. The Company measures the fair value at the end of each reporting period and records the change to other income (expense).

F-B-7

Other Income (Expense)

The Company records gains and losses on the change in fair value of convertible preferred stock warrants, the change in fair value of derivative liabilities and other one-time income or expense-related items in other income (expense) on the Company’s statements of operations.

Revenue Recognition

The Company enters into product development agreements with collaborators for the research and development of therapeutic products. The terms of these agreements may include nonrefundable signing and licensing fees, funding for research, development and manufacturing, milestone payments and royalties on any product sales derived from collaborations. The Company assesses these multiple elements in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, in order to determine whether particular components of the arrangement represent separate units of accounting.

In January 2011, the Company adopted new authoritative guidance on revenue recognition for multiple element arrangements. This guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor-specific objective evidence and third-party evidence are not available. Deliverables under the arrangement will be separate units of accounting provided that a delivered item has value to the customer on a stand-alone basis, the arrangement does not include a general right of return relative to the delivered item, and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The Company recognizes upfront license payments as revenue upon delivery of the license only if the license has stand-alone value. If the license does not have stand-alone value, the revenue under the arrangement is recognized as revenue over the estimated period of performance.

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue will be recognized. If the Company cannot reasonably estimate the timing and the level of effort to complete its performance obligations under the arrangement, then revenue under the arrangement is recognized on a straight-line basis over the period that the Company expects to complete its performance obligations, which is reassessed at each subsequent reporting period.

The Company’s collaboration agreements may include additional payments upon the achievement of performance-based milestones. As milestones are achieved, a portion of the milestone payment, equal to the percentage of the total time that the Company has performed the performance obligations to date over the total estimated time to complete the performance obligations, multiplied by the amount of the milestone payment, is recognized as revenue upon achievement of such milestone. The remaining portion of the milestone will be recognized over the remaining performance period. If the Company has no future obligations under the collaboration agreement, the milestone payments are recognized as revenue in the period the milestone is received. Milestones that are tied to regulatory approval are not considered probable of being achieved until such approval is received. Milestones tied to counterparty performance are not included in the Company’s revenue model until the performance conditions are met.

To date, the Company has not received any royalty payments or recognized any royalty revenue. The Company will recognize royalty revenue upon the sale of the relevant products, provided there are no remaining performance obligations under the arrangement.

The Company also adopted guidance that permits the recognition of revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the

F-B-8

milestone meets certain criteria and is considered to be substantive. As such, the Company plans to recognize revenue in the period in which the milestone is achieved, only if the milestone is considered to be substantive based on the following criteria:

a.	The milestone is commensurate with either of the following:

i.	The vendor’s performance to achieve the milestone.

ii.	The enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone.

b.	The milestone relates solely to past performance.

c.	The milestone is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

The Company did not enter into any significant multiple element arrangements or materially modify any of its existing multiple element arrangements during the years ended December 31, 2013 and 2012.

The Company records deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Government research grants that provide for payments to the Company for work performed are recognized as revenue when the related expense is incurred. The Company’s government grant payments are nonrefundable and contain no repayment obligations.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses consist of the costs incurred in performing research and development activities, including personnel-related costs, stock-based compensation, facilities, research-related overhead, clinical trial costs, contracted services, manufacturing, license fees and other external costs. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received rather than when the payment is made.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as components of income tax expense. To date, the Company has not taken any uncertain tax positions or recorded any reserves, interest or penalties.

F-B-9

Stock-Based Compensation

The Company expenses the fair value of employee stock options over the vesting period. Compensation expense is measured using the fair value of the award at the grant date, net of estimated forfeitures. The fair value of each stock-based award is estimated using the Black-Scholes option valuation model and is expensed over the vesting period.

Fair Value Measurements

Financial instruments, including cash and cash equivalents, unbilled receivables, accounts receivable and accounts payable are carried on the financial statements at amounts that approximate fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of a mutual fund held until December 2013. See Note 13 for additional detail. The mutual fund was managed by a financial institution with a strong credit rating. Accordingly, this investment is subject to minimal credit and market risks.

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value as of December 31, 2013 and 2012 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or other inputs that are observable market data. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs	December 31,
Descriptions	(Level 1)	(Level 2)	(Level 3)	2013
Assets
Mutual fund	$—	$—	$—	$—

Liabilities
Convertible preferred stock warrants	$—	$—	$3,429	$3,429
Derivative liability	—	—	21,021,690	21,021,690

	$—	$—	$21,025,119	$21,025,119

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs	December 31,
Descriptions	(Level 1)	(Level 2)	(Level 3)	2012
Assets
Mutual fund	$—	$453,119	$—	$453,119

Liabilities
Convertible preferred stock warrants	$—	$—	$27,564	$27,564
Derivative liability	—	—	22,202,108	22,202,108

	$—	$—	$22,229,672	$22,229,672

F-B-10

As of December 31, 2012, the fair value of the mutual fund was determined through market observable sources and was classified as Level 2. The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivables, unbilled receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value due to their short-term maturities. The fair value of the convertible preferred stock warrants was determined using the Black-Scholes option valuation model. The quantitative information associated with the fair value measurement of the Company’s Level 3 inputs related to the convertible preferred stock warrants include the fair value per share of the underlying convertible preferred stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying preferred stock. The table below quantifies the inputs used as of December 31, 2013 and 2012.

	December 31, 2013 Series H	December 31, 2012 Series H
Remaining contractual term (in years)	2.21	3.21
Risk-free interest rate	0.34%	0.61%
Expected dividend yield	0%	0%
Expected volatility	73%	74%

The fair value of the derivative liability related to the nonconvertible and convertible notes was determined using a probability adjusted discounted cash flow model. The quantitative information associated with the fair value measurement of the Company’s Level 3 inputs related to the derivative liability include the probabilities of an event requiring repurchase of the convertible notes, which range from 10.0% to 45.0%, the estimated time to repurchase, which ranges from six months to twelve months, and a discount rate of 20%.

The following table provides a rollforward of the fair value of the convertible preferred stock warrants and derivative liability categorized as Level 3 instruments, for the years ended December 31, 2013 and 2012:

	Convertible Preferred Stock Warrants	Derivative Liability
Balances at December 31, 2011	$79,989	$—
Unrealized gain included in other income	(52,425)	—
Fair value of March 2012 Notes issuance	—	11,335,321
Unrealized gain on exchange of March 2012 Notes	—	(1,534,452)
Fair value of October 2012 Notes issuance	—	10,131,662
Unrealized loss included in other expense	—	2,269,577

Balances at December 31, 2012	27,564	22,202,108
Fair value of 2013 Notes issuance	—	6,846,974
Unrealized gain included in other income	(24,135)	(8,027,392)

Balances at December 31, 2013	$3,429	$21,021,690

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard-setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2011, the FASB issued ASU No. 2011-04 “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU 2011-04”). This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated

F-B-11

using significant unobservable (Level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for the Company is January 1, 2012. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU 2013-03 “Financial Instruments”. The amendment in the update clarifies the scope and applicability of a disclosure exemption that resulted from the issuance of ASU 2011-04. The amendment clarifies that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This amendment is effective upon issuance. The adoption of this pronouncement did not have an impact on the Company’s financial position or results of operations.

In July 2013, the FASB issued ASU 2013-11 “Income Taxes”. The amendments in this update provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss or tax credit carryforward exists. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this pronouncement is not expected to have an impact on the Company’s financial position or results of operations.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers”. The amendments in this update create Topic 606, “Revenue from Contracts with Customers”, and supersede the revenue recognition requirements in Topic 605, “Revenue Recognition”, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments supersede the cost guidance in Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts”, and create new Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers”. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company is currently evaluating the impact of the adoption of this ASU.

In June 2014, the FASB issued ASU 2014-12 “Compensation—Stock Compensation”. The amendments in this update create Topic 718, “Compensation—Stock Compensation”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The amendments should be applied prospectively to all share-based payment awards that are granted or modified on or after the effective date, or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements, and to all new or modified awards thereafter. The adoption of this pronouncement is not expected to have an impact on the Company’s financial position or results of operations.

3.	Net Loss Per Share Available to Common Stockholders

Basic net loss per share available to common stockholders is calculated by dividing the net loss available to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share available to common stockholders is computed by dividing the net loss available to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-

F-B-12

stock method or the as if converted method, as applicable. For purposes of this calculation, convertible preferred stock, stock options and convertible preferred stock warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share available to common stockholders when their effect is dilutive.

The following table presents the computation of basic and diluted net loss per share available to common stockholders and pro forma net loss per share available to common stockholders:

	Years Ended December 31,
	2013	2012
Numerator
Net loss	$(4,653,310)	$(43,193,449)
Less: Unaccreted dividends on convertible preferred stock	(6,765,601)	(6,765,601)

Net loss available to common stockholders-basic and diluted	(11,418,911)	(49,959,050)
Denominator
Weighted-average common shares outstanding	914,367	564,498

Net loss per share available to common stockholders- basic and diluted	$(12.49)	$(88.50)

The following outstanding shares subject to options and warrants to purchase common stock were antidilutive due to a net loss in the years presented and, therefore, were excluded from the dilutive securities computation as of the dates indicated below:

	Years Ended December 31,
	2013	2012
Excluded potentially dilutive securities(1):
Convertible preferred stock	3,500,000	3,500,000
Shares subject to options to purchase common stock	85,359	98,233
Shares subject to warrants to purchase preferred stock	33,230	33,230

Totals	3,618,589	3,631,463

(1)	The number of shares is based on the maximum number of shares issuable on exercise or conversion of the related securities as of the year end. Such amounts have not been adjusted for the treasury stock method or weighted average outstanding calculations as required if the securities were dilutive.

4.	License and Collaboration Agreements

Tufts

Under a license agreement with Tufts University, the Company is required to make aggregate regulatory milestone payments of up to $300,000 associated with the filing of an NDA and approval of its first product candidate, $50,000 of which has been paid. The Company is also obligated to pay Tufts a minimum royalty in the amount of $25,000 per year if the Company does not sponsor at least $100,000 of research at Tufts in such year. The Company also agreed to pay Tufts either low single-digit royalties based on gross sales or low double-digit royalties based on sublicensed product royalties for certain of its products when and if they are commercialized. As of December 31, 2013 and 2012, $72,917 and $47,917, respectively, were included in accounts payable and accrued expenses.

F-B-13

Actavis

On July 2, 2007, the Company signed a Collaborative Research and License Agreement (the “CRL Agreement”) with a subsidiary of Warner Chilcott plc (“Warner Chilcott”), which has since been acquired by Actavis. The CRL Agreement provides Actavis with an exclusive patent license in the U.S. for the research, development and commercialization of a tetracycline derived treatment for acne and rosacea. The CRL Agreement provides that during the research period of the collaboration, the Company and Actavis will seek to identify for clinical development a novel tetracycline derivative discovered by the Company. Thereafter, Actavis will be responsible for the U.S. development and commercialization of compounds arising from the research portion of the collaboration. Under the terms of the CRL Agreement, the Company received a $4,000,000 upfront payment and funding for the research portion of the collaboration, and may be eligible to receive future milestone payments of up to aggregate amounts of approximately (i) $4,000,000 upon the achievement of clinical milestones; (ii) $5,000,000 upon the achievement of regulatory milestones; and (iii) $12,000,000 upon the achievement of commercialization milestones, and tiered royalties based on a percentage of U.S. net product sales ranging from the mid single digits to low double digits. The Company retained rights to all products covered by the CRL Agreement outside of the U.S.

The Company determined whether the performance obligations under this collaboration could be accounted for separately or as a single unit of accounting. The Company determined that the license, participation on steering committees and research and development services performance obligations during the research period of the CRL Agreement represented a single unit of accounting. As the Company could not reasonably estimate its level of effort, the Company recognized revenue from the upfront payment, milestone payment and research and development services payments using the contingency-adjusted performance model over the expected development period. The development period was completed in June 2010. Under this model, when a milestone was earned or research and development services were rendered, revenue was immediately recognized on a pro-rata basis in the period the milestone was achieved or services were delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion was recognized on a straight-line basis over the remaining development period. The Company has determined that each potential future clinical, regulatory and commercialization milestone is substantive. In making this determination, pursuant to ASC 605-28-50-2, the Company considered and concluded that each individual milestone: (i) relates solely to the past performance of the intellectual property to achieve the milestone; (ii) is reasonable relative to all of the deliverables and payment terms in the arrangement; and (iii) is commensurate with the enhanced value of the intellectual property as a result of the milestone achievement. As the Company’s obligations under this arrangement have been completed, all future milestones, which are all considered substantive, will be recognized as revenue when achieved.

Also, the Company, at its discretion, may provide manufacturing process development services to Actavis in exchange for full-time equivalent based cost reimbursements. The Company determined that the manufacturing process development services are considered a separate unit of accounting as (i) they are set at the Company’s discretion, (ii) they have stand-alone value, as these services could be performed by third parties, and (iii) the full-time equivalent rate paid for such services rendered is considered fair value. Therefore, the Company recognizes cost reimbursements for manufacturing process development services as revenue as the services are performed.

During 2007, the Company received $4,000,000 as an upfront payment associated with the CRL Agreement. During 2010, the Company received $1,000,000 as a milestone payment associated with the CRL Agreement. For the years ended December 31, 2013 and 2012, the Company did not recognize revenue related to the upfront, milestone and research services payments made during the development period as this revenue had previously been recognized.

In May 2012, the Company received $2,400,000 as a milestone payment related to the CRL Agreement and recognized this as revenue in the year ended December 31, 2012. No milestone payments were received, and no milestones were met in the year ended December 31, 2013.

F-B-14

Novartis

On September 18, 2009, the Company signed a Collaborative Development, Manufacture and Commercialization License Agreement (the “Novartis Agreement”) with Novartis. The Novartis Agreement provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of the Company’s novel, broad-spectrum oral and intravenous antibiotic, omadacycline. Under the Novartis Agreement, Novartis was to have led development activities for omadacycline, and the Company was to have co-developed and contributed a share of the development expense. Under the terms of the Novartis Agreement, the Company was entitled to receive an upfront payment, milestone payments relating to the product during the development and commercialization periods and royalties on worldwide sales.

The Company determined whether the performance obligations under this collaboration including the license, participation on steering committees and research and development services could be accounted for separately or as a single unit of accounting. The Company determined that the performance obligations represented a single unit of accounting. As the Company could not reasonably estimate its level of effort over the collaboration, the Company recognized revenue from the upfront payment, milestone payment and research and development service payments using the contingency-adjusted performance model over the expected development period, which was originally estimated to be 3.5 years from the effective date of the Novartis Agreement. Under this model, when a milestone was earned or research and development services were rendered, revenue was immediately recognized on a pro-rata basis in the period the milestone was achieved or services were delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion was recognized on a straight-line basis over the remaining development period.

During 2009, the Company received $70,000,000 as an upfront payment associated with the Novartis Agreement. During 2010, the Company received $10,000,000 as a milestone payment related to the Novartis Agreement. In August 2011, the Novartis Agreement was terminated, and the Company has no future collaboration obligations under the Novartis Agreement. As a result of termination of the Novartis Agreement in 2011, the Company recognized the remaining $51,868,213 in deferred revenue as research and development revenue.

In January 2012, the Company and Novartis entered into a letter agreement, referred to as the Novartis Letter Agreement, in which the Company reconciled shared development costs and expenses and granted Novartis a right of first negotiation with respect to commercialization rights of omadacycline following approval of omadacycline from the FDA, EMA or any regulatory agency, but only to the extent that the Company has not previously granted such commercialization rights related to omadacycline to another third party as of any such approval. Pursuant to the reconciliation of development costs and expenses, the Company agreed to pay Novartis approximately $2.9 million on June 30, 2012. As of December 31, 2013 and 2012, this amount remains outstanding and is included in accrued expenses.

In October 2012, the Company reached agreement with Novartis that it would accrue interest on the amount owed at a rate of 9.5% per year, compounded quarterly, until repaid. The Company agreed that it would repay the amount owed from any cash upfront and milestone payments that it receives pursuant to a licensing or other strategic transaction, except for reimbursements of certain development costs. Additionally, the Company agreed to repay the amount owed from any equity, debt or other financing or funding proceeds, provided that, prior to March 31, 2013, the Company would not be required to repay the amount owed out of financing or funding proceeds until the Company has received in excess of $95 million from these sources. The Company had not raised financing proceeds in excess of $95 million as of December 31, 2013 and 2012. Per the agreement, the interest rate payable on the amount owed increased to 15% per year, compounded quarterly, as of January 1, 2014, as the Company had not paid Novartis in full by this date. Subject to the exception noted above relating to financing or funding proceeds in excess of $95 million prior to March 31, 2013, Novartis has waived its right to take legal action to collect the amount owed until the earlier of January 1, 2015 and 15 days after the Company’s receipt of funds in a strategic transaction or financing, from which the Company has not paid Novartis the lesser of (1) at least 75% of the amount of such funds and (2) the remaining amount the Company owes Novartis at that time. For the year

F-B-15

ended December 31, 2013, the Company recorded accrued interest expense in the amount of $296,988 related to this agreement with Novartis. For the years ended December 31, 2013 and 2012, the Company recorded interest expense of $296,988 and $139,456, respectively. The cumulative balance of accrued interest recorded in accrued expense on the balance sheets at December 31, 2013 and 2012 was $436,444 and $139,456, respectively.

In June 2014, the Company and Novartis agreed to amend the October 2012 letter agreement between the two companies. The amendment states that in lieu of payment of all remaining unpaid development costs and accrued interest owed by the Company, the Company agrees to pay Novartis a royalty based on annual net sales of the Company’s products. See Note 15.

5.	Fixed Assets, Net

Fixed assets consist of the following:

	December 31,
	2013	2012
Laboratory equipment	$230,141	$2,251,754
Office equipment	169,716	207,222
Computer equipment	343,694	379,156
Computer software	442,752	447,321
Automobile	39,736	39,736
Leasehold improvements	179,235	360,470

Gross fixed assets	1,405,274	3,685,659
Less: Accumulated depreciation	(1,371,848)	(3,497,609)

Net fixed assets	$33,426	$188,050

Depreciation and amortization expense for the years ended December 31, 2013 and 2012 was $97,515 and $222,873, respectively, which is included in general and administrative and research and development expense on the accompanying statements of operations.

During 2013, the Company retired fixed assets of $2,315,377 with accumulated depreciation of $2,258,268, which resulted in a net gain on retirement of $172,224 due to proceeds received of $229,333. These retirements were related to the termination of the Company’s leased laboratory facility and associated auction sales and disposals of equipment. During 2012, the Company retired fixed assets of $10,622 with accumulated depreciation of $10,622, which resulted in a net gain on retirement of $13,804 due to proceeds received of $13,804.

6.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2013	2012
Accrued legal costs	$438,615	$1,619,811
Accrued contract research	2,964,779	2,978,256
Accrued professional fees	359,000	644,100
Accrued compensation	362,996	215,788
Accrued interest	436,444	139,456
Accrued other	185,736	320,051

	$4,747,570	$5,917,462

F-B-16

7.	Derivative Liability—Related Party

March 2012 Notes

In February and March 2012, the Company issued nonconvertible notes (the “March 2012 Notes”) to certain individuals and entities in the original aggregate principal amount of $5,793,642. The holders of the March 2012 Notes include officers, employees and directors of the Company, making the March 2012 Notes related party in nature. Pursuant to the terms of the March 2012 Notes, upon a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of the Company, other than a merger or consolidation of the Company in a transaction in which the Company’s shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction, or a sale of all or substantially all of the Company’s assets, the March 2012 Notes become due and payable and the Company is required to repurchase each note in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year.

Upon certain liquidity events, including the license, transfer or assignment of all or a material portion of the Company’s assets or intellectual property, a public offering or any other alternative financing other than a reorganization defined above, the board of directors determines that the Company has sufficient cash on hand to repurchase the March 2012 Notes and to fund the Company’s working capital and funding needs for the Company’s clinical trials and related activities for at least 180 days, then the Company is required to repurchase such notes at an amount equal to the outstanding principal amount of such notes, plus an amount equal to (i) 150% of the outstanding principal amount of each note if such repurchase occurs before August 13, 2013, or (ii) 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year, if the repurchase occurs after August 13, 2013. In such instance, if the Company only has sufficient cash to repurchase a portion of the March 2012 Notes, they shall be repurchased on a pro rata basis. The March 2012 Notes may also be repurchased by the Company at any time with approval by the board of directors and consent from the holders of more than 50% of the outstanding March 2012 Notes, in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year. The March 2012 Notes do not have a contractual maturity date.

The purchase agreement pursuant to which the March 2012 Notes were issued included a provision that required the existing convertible preferred stockholders to participate in the offering of the March 2012 Notes based on their pro rata share of the $5,000,000 offering amount. On March 21, 2012, pursuant to a vote of certain preferred stockholders, all convertible preferred stock was converted to common stock effective upon the close of business on the day immediately preceding the second closing of the March 2012 Notes financing. The convertible preferred stockholders who contributed at least their pro rata share converted back to their respective series of convertible preferred stock and retained the rights and privileges of their respective preferred stock class. See Note 9 below for these rights and preferences. In the event that the convertible preferred stockholders did not contribute their pro rata share, these stockholders continued to hold common stock. Upon the completion of the transaction, 1,024,509 shares of convertible preferred stock that were converted into 218,324 shares of common stock remained outstanding as shares of common stock.

The March 2012 Notes meet the definition of a derivative in their entirety as defined by ASC 815-10-15-83. The derivative was recorded at a fair value of $11,335,321 upon the closing of the transaction within the derivative liability line on the balance sheets. As the fair value of the derivative liability exceeded the proceeds of the March 2012 Notes, the difference of $5,541,679 between the fair value of the derivative liability and the proceeds from the March 2012 Notes was recorded as a charge to other expense at the time of the closing of the transaction. The derivative liability is marked to market at each reporting period with the change in fair value recorded in other income and expense.

The fair value of the derivative liability was determined using unobservable inputs and therefore is considered a Level 3 liability in the fair value hierarchy.

F-B-17

October 2012 Notes

In October 2012, the Company entered into a note and stock purchase agreement and issued $5,000,000 in aggregate principal amount of convertible notes to certain of the Company’s existing stockholders (the “October 2012 Notes”). The holders of the October 2012 Notes include officers, employees and directors of the Company, making the October 2012 Note transaction related party in nature. The terms of the October 2012 Notes were substantially similar to the terms of the March 2012 Notes as described above with the following exceptions:

•	Each October 2012 Note holder is entitled to receive up to four shares of the Company’s common stock for each $1.00 of notes purchased, with one-third of such shares, the “upfront shares”, issued upon the purchase of the October 2012 Notes, and the remaining two-thirds of such shares, the “deferred shares”, issued upon the completion of an initial public offering, so long as the offering occurs prior to April 2, 2013. The Company issued 224,802 upfront shares associated with the $5,000,000 raised in October 2012. The Company would have issued 449,623 shares if the Company had completed an initial public offering by April 2, 2013.

•	If the board of directors approves any other private financing that is completed prior to an initial public offering, each holder will be entitled to convert such holder’s investment in the notes, including the outstanding principal amount plus accrued and unpaid simple interest at 10.0% from the date of issuance, into the security that is issued as part of such private financing on terms and conditions no less favorable to the other investors participating in such private financing. All holders of the October 2012 Notes who elect to convert their notes, however, will forfeit all of their upfront shares, as well as the right to receive any deferred shares.

The Company has determined that the upfront and deferred shares are free-standing financial instruments that will be separately accounted for as equity.

•	The 224,802 upfront shares issued simultaneously with the October 2012 Notes were recorded in equity at a fair value of $4,666,535 along with a corresponding charge to other expense in the year ended December 31, 2012.

•	The 449,623 deferred shares to be issued upon completion of the initial public offering were recorded in equity at a fair value of $8,870,470 along with a corresponding charge to other expense in the year ended December 31, 2012.

The October 2012 Notes also meet the definition of a derivative in their entirety as set forth in ASC 815-10-15-83. This derivative was recorded at a fair value of $10,131,662 upon the closing of the transaction within the derivative liability line on the balance sheets. The $5,131,662 excess of the fair value of the derivative liability over the $5,000,000 of proceeds from the October 2012 Notes was recorded as other expense at the time of the closing of the transaction.

Exchange Notes, 2012 Notes and 2013 Notes

Additionally, in October 2012 the Company and the holders of the March 2012 Notes agreed to exchange all of the March 2012 Notes for notes with substantially similar terms as the October 2012 Notes (the “Exchange Notes” and together with the October 2012 Notes, the “2012 Notes”), except that the holders of the Exchange Notes are not entitled to receive any upfront or deferred shares of the Company’s common stock. The Exchange Notes also meet the definition of a derivative in their entirety as set forth in ASC 815-10-15-83. The total fair value of the Exchange Notes was $11,752,726 upon exchange. Accordingly, the Company recorded the $1,534,452 difference between this fair value and the net carrying value of the March 2012 Notes of $13,287,178 as a gain in the statement of operations for the year ended December 31, 2012.

In 2013, the Company issued $4,806,300 in aggregate principal amount of additional convertible promissory notes to certain investors, including existing stockholders (the “2013 Notes”). The holders of the 2013 Notes

F-B-18

include officers, employees and directors of the Company, making the 2013 Note transaction related party in nature. The terms of the 2013 Notes were identical to the terms of the October 2012 Notes described above. The Company issued 216,087 upfront shares associated with the $4,806,300 raised in 2013, which was recorded in equity at a fair value of $2,947,780 along with a corresponding charge to other expense in the year ended December 31, 2013. No deferred shares were issued as an initial public offering had not occurred prior to April 2, 2013, and as such there was no value assigned to any deferred shares associated with the 2013 Notes. The $2,040,675 excess of the fair value of the derivative liability over the $4,806,300 of proceeds from the 2013 Notes was recorded as other expense in the year ended December 31, 2013.

Together, the “Exchange Notes”, the “October 2012 Notes” and the “2013 Notes” are referred to as the “Convertible Notes”. The Convertible Notes derivative liability is marked to fair value each reporting period with the change in fair value recorded in other income and expense. During the year ended December 31, 2012, the Company recorded $2,269,577 in other expense related to the remeasurement of the fair value of the derivative liability. During the year ended December 31, 2013, the Company recorded $8,027,392 in other income related to the remeasurement of the fair value of the derivative liability.

Upon completion of an initial public offering, all of the Convertible Notes will be exchanged for notes with revised repurchase and conversion terms (the “Post-IPO Notes”). Pursuant to the terms of the Post-IPO Notes, the Company will be obligated to repurchase all Post-IPO Notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year, upon the earlier to occur of (i) a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of the Company (other than a merger or consolidation of the Company in a transaction in which the Company’s shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) or a sale of all or substantially all of the Company’s assets, or (ii) approval of any of the Company’s product candidates, including omadacycline, for any indication by the FDA, the EMA or the equivalent regulatory agencies in at least two European countries. Additionally, the Company may choose to repurchase the Post-IPO Notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year, prior to the events described in (i) or (ii) above if, after one or more specified liquidity events as described below, such repurchase is permitted under any existing loan documents and the board of directors determines in good faith that (A) none of the proceeds of the planned initial public offering will be used to effect such repurchase and (B) the Company has sufficient cash to fund its general operating needs through the completion of the two planned Phase 3 registration studies for acute bacterial skin and skin structure infections (“ABSSSI”) and an additional 12 months thereafter. To effect this early repurchase, one or more liquidity events must have occurred, which include, among other things, a license or a public offering other than the planned initial public offering. In addition, any holder of Post-IPO Notes may convert all or a portion of the then-outstanding principal amount and any unpaid accrued interest of the Post-IPO Notes into shares of common stock in an amount equal to 150% of the principal amount of the Post-IPO Note elected to be converted, plus accrued and unpaid interest, at a conversion price equal to 115% of the initial public offering price. No Post-IPO Notes had been issued as of December 31, 2013 as the Company had not completed an initial public offering.

In 2014, the Company and the holders of the Convertible Notes agreed to convert all outstanding principal and interest into shares of a new series of the Company’s convertible preferred stock. Accordingly, the corresponding derivative liability is recorded in current liabilities on the balance sheet as of December 31, 2013. See Note 15 for additional detail.

F-B-19

8.	Line of Credit

In November 2012, the Company entered into a $15.0 million loan and security agreement with Oxford Finance LLC (“Oxford”), contingent upon certain conditions, including the receipt by the Company of net proceeds of not less than $50.0 million from its proposed initial public offering by March 15, 2013. The Company terminated the loan and security agreement in July 2013 with no amounts drawn.

9.	Common and Convertible Preferred Stock

In July 1996, the Company was incorporated in Delaware and, under the terms of the articles of incorporation, as amended, the capital stock of the Company consists of common shares authorized of 30,000,000 shares and preferred shares authorized of 15,000,000 shares. On May 28, 2004, the board of directors authorized the Company to increase the amount of common stock from 30,000,000 shares to 70,000,000 shares. Additionally, the board of directors also authorized the Company to increase the amount of preferred stock from 15,000,000 shares to 35,000,000 shares. Of the 35,000,000 preferred shares authorized as of the filing of the Company’s Amended and Restated Certificate of Incorporation dated October 19, 2007, 1,500,000 shares have been designated as Series A Convertible Preferred, 755,835 designated as Series B Convertible Preferred, 5,100,500 designated as Series C Convertible Preferred, 6,390,866 designated as Series D Convertible Preferred, 928,249 designated as Series E Convertible Preferred, 2,630,914 designated as Series F Convertible Preferred, 1,229,105 designated as Series G Convertible Preferred and 9,937,251 designated as Series H Convertible Preferred. The remaining 6,527,280 preferred shares authorized have yet to be designated.

On October 2, 2012, upon approval of the board of directors and requisite stockholders, the Company amended its Certificate of Incorporation to increase the total authorized shares of common stock issuable by the Company by 50,000,000 to 120,000,000.

On March 7, 2014, upon approval of the board of directors and requisite stockholders, the Company amended and restated its Certificate of Incorporation to effect a reverse stock split of all shares of the Company’s capital stock, to effect a subsequent reclassification of certain series of the Company’s convertible preferred stock and to eliminate certain series of the Company’s existing convertible preferred stock. The effects of this recapitalization of the Company’s capital stock have been presented retroactively in these financial statements for the years ended December 31, 2013 and 2012. See Note 15 for additional detail.

F-B-20

The following is a summary of the Company’s convertible preferred stock:

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Liquidation Preference (Per Share)	Conversion Price (Per Share)
December 31, 2013
Series A	1,500,000	195,648	$1,128,475	$2,570,800	$13.14	$5.88
Series B	755,835	—	—	—	—	—
Series C	5,100,500	597,666	12,983,368	29,394,737	49.18	23.51
Series D	6,390,866	963,616	26,842,054	53,155,038	55.16	27.92
Series E	928,249	—	—	—	—	—
Series F	2,630,914	128,344	3,337,129	6,290,796	49.02	27.92
Series G	1,229,105	—	—	—	—	—
Series H	9,937,251	1,614,726	36,274,117	57,548,353	35.64	24.07

	28,472,720	3,500,000	$80,565,143	$148,959,724

December 31, 2012
Series A	1,500,000	195,648	$1,128,475	$2,478,800	$12.67	$5.88
Series B	755,835	—	—	—	—	—
Series C	5,100,500	597,666	12,983,368	28,270,577	47.30	23.51
Series D	6,390,866	963,616	26,842,054	51,002,171	52.93	27.92
Series E	928,249	—	—	—	—	—
Series F	2,630,914	128,344	3,337,129	6,004,014	46.78	27.92
Series G	1,229,105	—	—	—	—	—
Series H	9,937,251	1,614,726	36,274,117	54,438,561	33.71	24.07

	28,472,720	3,500,000	$80,565,143	$142,194,123

For the year ended December 31, 2012, in conjunction with the issuance of nonconvertible notes as described in Note 7, certain convertible preferred stock converted to common stock as certain stockholders did not participate in the March 2012 Notes financing. There was no convertible preferred stock activity for the year ended December 31, 2013. At December 31, 2013, there were no shares of Series B, Series E or Series G Convertible Preferred Stock outstanding.

The rights and preferences at December 31, 2013 of the Series A, Series C, Series D, Series F and Series H Convertible Preferred Stock (collectively the “Preferred Stock”) are as follows:

Voting Rights

Series A, Series C, Series D, Series F and Series H Convertible Preferred Stockholders are entitled to vote together with all other classes and series of stock as a single class on all matters, except those matters requiring a separate class vote, and are entitled to the number of votes equal to the number of shares of common stock into which each share of the applicable Series of Preferred Stock is then convertible.

Dividends

Shares of Series A, Series C, Series D, Series F and Series H Convertible Preferred Stock accrue cumulative dividends at a rate of 8% per annum. Such cumulative dividends shall be paid only upon liquidation, dissolution or winding-up of the Company, or a consolidation, merger or sale of substantially all of the assets of the Company. As of December 31, 2013, no dividends have been declared or paid by the Company.

F-B-21

Liquidation Preference

The holders of Series H Convertible Preferred Stock are entitled to be paid an amount equal to the greater of (i) $24.07 per share of Series H Convertible Preferred Stock, plus all accrued but unpaid dividends, or (ii) the amount per share of Series H Convertible Preferred Stock that the holder would have been entitled to if such holder had converted such shares of Series H Convertible Preferred Stock into common stock immediately prior to such liquidation event, first out of the assets of the Company available for distribution to the holders of the Company’s capital stock of all classes subject to the payment in full of all amounts required to be distributed to the holders of any other class of stock of the Company ranking on liquidation prior and in preference to the Series H Convertible Preferred Stock, but before payment or distribution of any assets to the holders of any other class or series of the Company’s capital stock designated as junior to the Series H Convertible Preferred Stock. The holders of Series A, Series C, Series D and Series F Convertible Preferred Stock are then entitled to be paid out together from the remaining assets of the Company available for distribution to the holders of the Company’s capital stock, an amount equal to the issuance price of each series of convertible preferred stock, plus all accrued or declared but unpaid dividends. After payments to holders of preferred stock, the remaining assets of the corporation are distributed on a pro rata basis among the holders of common stock.

Conversion

Each share of convertible preferred stock is convertible into common stock at any time by dividing its issuance price by the conversion price, which is equal to the issuance price for Series A, Series C, Series D, Series F and Series H Convertible Preferred Stock at December 31, 2013, and is subject to antidilution adjustment. At December 31, 2013 and 2012, following the conversion of certain convertible preferred stock into common stock as part of the 2012 Note financing, there are no shares of Series B, Series E or Series G Convertible Preferred Stock outstanding. As of December 31, 2013, upon the closing of a sale of shares of common stock in a public offering all outstanding shares of each series of preferred stock shall be automatically converted into shares of common stock at the then effective conversion price provided certain minimum proceeds and price per share conditions were met.

10.	Convertible Preferred Stock Warrants

As of December 31, 2011, the Company had 35,812 warrants outstanding with a weighted-average exercise price of $27.92 to purchase Series F Convertible Preferred Stock (the “Series F warrants”). On June 30, 2012, the Series F warrants expired unexercised. As of December 31, 2013 and 2012, the Company had 33,230 warrants outstanding with a weighted-average exercise price of $24.07 to purchase Series H Convertible Preferred Stock (the “Series H warrants”).

For the years ended December 31, 2013 and 2012, the Company recorded other income related to the remeasurement of the Series F warrants of $0 and $34, respectively. For the years ended December 31, 2013 and 2012, the Company recorded other income related to the remeasurement of the Series H warrants of $24,135 and $52,391, respectively.

11.	Stock-Based Compensation

In December 1996, the board of directors approved the 1996 Stock Option Plan (the “1996 Plan”). Under the 1996 Plan, as amended, options to purchase 4,500,000 shares of common stock were approved for grant. Under the 1996 Plan, the Company may grant incentive or nonqualified stock options. On September 29, 2000, the board of directors approved amendments to the 1996 Plan to include grants of restricted stock awards. Generally, stock options and restricted stock awards are granted at no less than fair market value as determined by the board of directors, expire no later than ten years from the date of grant and vest over various periods not exceeding five years. Under the terms of the 1996 Plan, as amended, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant.

F-B-22

In September 2000, the board of directors approved amendments to the 1996 Plan to allow for the early exercise of unvested stock options, subject to certain restrictions including the ability of the Company to repurchase such shares upon an option holder’s termination of employment with the Company if such shares have not yet vested. As a result of this amendment, all options outstanding became exercisable.

In October 2005, the board of directors approved the 2005 Stock Option Plan (the “2005 Plan”). Under the 2005 Plan, options to purchase 1,500,000 shares of common stock were approved for grant. In addition, all remaining shares available for grant under the 1996 Plan became authorized for issuance under the 2005 Plan. In April 2012, the board of directors approved an increase of options available for grant under the 2005 Plan by 1,500,000 shares. Under the 2005 Plan, the Company may grant incentive or nonqualified stock options. Under the terms of the 2005 Plan the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value for the common stock on the date of grant. Generally, stock options and restricted stock awards are granted at no less than fair market value, expire no later than ten years from grant and vest over numerous periods not exceeding four years. The 2005 Plan allows for the early exercise of unvested stock options, subject to certain restrictions including the ability of the Company to repurchase such shares upon an option holder’s termination of employment with the Company if such shares have not yet vested.

A summary of stock option activity for the years ended December 31, 2013 and 2012 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted– Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding
Balances at December 31, 2011	67,901	$42.17	5.0	$1,164
Granted	53,940	21.65
Exercised	(4,317)	15.01
Forfeited	(19,291)	45.64

Balances at December 31, 2012	98,233	31.42	7.1	$—
Granted	—	—
Exercised	(58)	26.20
Forfeited	(12,816)	28.75

Balances at December 31, 2013	85,359	$31.82	6.2	$—

Exercisable, December 31, 2012	98,233	$31.42	7.1	$—

Exercisable, December 31, 2013	85,359	$31.82	6.2	$—

Vested and expected to vest, December 31, 2012	94,768

Vested and expected to vest, December 31, 2013	84,526

At December 31, 2013 and 2012, 85,359, and 98,233 stock options were exercisable, respectively, and 45,165 and 32,349 stock options were available for grant, respectively. Of the total options exercisable at December 31, 2013 and 2012, 75,541 and 57,361, respectively, were vested and 9,818 and 40,872, respectively, were subject to further vesting provisions. At December 31, 2013 and 2012, the Company had no shares exercised by employees that were still subject to certain vesting restrictions. The shares are released from the restrictions ratably over the remaining vesting periods.

The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock of $13.64 per share at December 31, 2013, and $20.76 per share at December 31, 2012, and the exercise price of the underlying options.

The total intrinsic value of stock options exercised was $0 and $28,940 for the years ended December 31, 2013 and 2012, respectively.

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The weighted-average grant-date fair value of grants of stock options was $13.64 per share for the year ended December 31, 2012. No stock options were granted in the year ended December 31, 2013.

Stock-based compensation expense is estimated as of the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The expected term and expected volatility are based on comparable companies from a representative peer group based on industry and market capitalization. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model. The relevant data used to determine the value of the stock option grants is as follows:

	Years Ended December 31,
	2013	2012
Volatility	—	72.0%
Weighted average risk-free interest rate	—	0.8%
Expected dividend yield	—	0.0%
Expected life of options (in years)	—	6.1

For all grants, the amount of stock-based compensation expense recognized has been adjusted for estimated forfeitures of awards for which the requisite service is not expected to be provided. Estimated forfeiture rates are developed based on the Company’s analysis of historical forfeiture data.

The Company recognizes the associated compensation expense over the vesting periods of the awards, net of estimated forfeitures. The following table presents stock-based compensation expense included in the Company’s statements of operations.

	Years Ended December 31,
	2013	2012
Research and development expense	$97,455	$181,800
General and administrative expense	151,298	304,624

Total stock-based compensation expense	$248,753	$486,424

Total unrecognized stock-based compensation expense for all stock-based awards was $94,119 at December 31, 2013. This amount will be recognized over a weighted-average period of 1.7 years.

12.	Income Taxes

There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The reported amount of income tax expense for the years differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of changes in valuation allowance.

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

	Years Ended December 31,
	2013	2012
Federal statutory rate	35.00%	35.00%
State taxes, net of federal benefits	7.96	2.12
Permanent differences	19.40	(20.63)
Change in tax rate	0.00	(0.20)
Change in valuation allowance	(62.36)	(16.29)
Other	0.00	0.00

	0.00%	0.00%

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Significant components of the Company’s net deferred tax assets at December 31, 2013 and 2012 are as follows:

	Years Ended December 31,
	2013	2012
Deferred tax assets
Net operating losses	$41,665,019	$39,349,941
Accrued expenses	188,382	115,013
Tax credit carryforwards	6,220,502	6,060,354
Depreciation and amortization	(15,946)	67,368
Capitalized research and development	11,996,434	12,147,318
Deferred revenue	137,328	213,977
Other	269,883	233,799

Total gross deferred tax assets	60,461,602	58,187,770
Valuation allowance	(60,461,602)	(58,187,770)

Net deferred tax assets	$—	$—

The change in the valuation allowance against the deferred tax assets in the years ended December 31, 2013 and 2012 was as follows:

	Balance at Beginning of Year	Additions	Deductions	Balance at End of Year

December 31, 2012	$51,924,405	$9,865,917	$(3,602,551)	$58,187,770
December 31, 2013	58,187,770	5,301,803	(3,027,971)	60,461,602

As of December 31, 2013, the Company had federal and state net operating loss carryforwards of $111,826,710 and $48,570,585 respectively, which begin to expire in 2018 and 2014, respectively. As of December 31, 2013, the Company had federal and state research and development tax credits carryforwards of $4,060,813 and $3,322,598, respectively, which begin to expire in 2014.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. Accordingly, a full valuation allowance of $60,461,602 and $58,187,770 has been established at December 31, 2013 and 2012, respectively.

Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company last performed a Section 382 limitation study in 2008.

The Company adopted the provisions of ASC 740-10 “Accounting for Uncertainty in Income Taxes—an interpretation of ASC 740”, on January 1, 2009. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740 “Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company concluded that there are no significant uncertain tax positions requiring recognition in the financial statements.

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The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The earliest tax years that remain subject to examination by jurisdiction is 2010 for both federal and Massachusetts. However, to the extent the Company utilizes net operating losses from years prior to 2010, the statute remains open to the extent of the net operating losses utilized. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There was no interest or penalties pertaining to uncertain tax positions in 2013 and 2012.

13.	Related Party Transaction

Deferred Compensation

During 1999, a supplemental retirement plan was established for a Company executive. The Company accrued a portion of the employee’s base salary until retirement or termination of employment. The amounts accrued were invested in publicly traded mutual funds and the executive was fully vested at all times. As of December 31, 2012, $453,119 was held as an investment that is included in other assets on the accompanying balance sheets. The executive terminated his employment with the Company in December 2013, and the full amount accrued was distributed to the executive in accordance with the plan. As of December 31, 2013, there were no amounts accrued related to this plan on the accompanying balance sheets.

14.	Commitments and Contingencies

The Company has two operating leases for office space. The Company amended the first lease agreement to include additional facilities and to extend lease terms on certain space, utilizing the terms of the original lease agreement on three separate occasions. Accordingly, the future minimum operating lease obligations under these noncancelable leases are as follows:

Lease Obligations

Years Ended December 31,
2014	$530,504
2015	512,992
2016	512,992

Total	$1,556,488

Under terms of the Company’s lease agreements, as amended, payments escalate during the terms of the leases. The Company has recorded an accrued rent liability of $105,616 and $157,813 at December 31, 2013 and 2012, respectively, to account for these leases on a straight-line basis over the term of the lease.

In June 2012, the Company terminated one of its operating leases prior to the contractual termination date. As a result of the early termination, the Company was required to pay the landlord an aggregate of $1,615,357 through monthly payments until May 2013. This amount was recorded as rent expense in the year ended December 31, 2012. As of December 31, 2012, the Company had $589,882 of remaining obligation related to this termination recorded within other current liabilities on the balance sheet. As of December 31, 2013, the Company had no remaining obligation recorded within other current liabilities on the balance sheet.

In August 2013, the Company terminated another of its operating leases prior to the contractual termination date. No additional amounts were due to the landlord as a result of the early termination.

Net rent expense recorded by the Company for the years ended December 31, 2013 and 2012 was $1,029,973 and $3,593,509, respectively.

In April 2012, the board of directors approved a $500,000 pool for a cash retention plan in order to retain key employees of the Company. The terms of the plan state that eligible employees will receive 50% of

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their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000. In August 2012, this plan was amended to state that each eligible employee would earn the first 50% of their bonus on the earlier of August 31, 2012 or the completion of a successful aggregate capital raise of at least $10,000,000, but that this amount would be paid on October 1, 2012. On October 1, 2012, the Company paid these key employees an aggregate of $250,000 under this program. The Company had not completed the aggregate capital raise of at least $10,000,000, and as such the remaining $250,000 bonus had not been paid as of December 31, 2013.

In March 2014, the board of directors approved a new pool for a cash retention plan in order to retain key employees of the Company. The new plan replaces the April 2012 plan. The terms of the plan state that eligible employees will receive an aggregate $207,500 cash bonus within 15 days of the final closing of the Company’s senior secured promissory note financing and will receive the remaining $242,500 in aggregate upon a successful capital raise of at least $20,000,000, provided that this amount is raised by December 31, 2014. In April 2014, $207,500 in aggregate was paid to these key employees following the closing of the senior secured promissory note financing.

15.	Subsequent Events

Subsequent events have been evaluated through August 28, 2014, the date the accompanying financial statements were issued.

2014 Notes and Recapitalization

In March 2014, the Company issued nonconvertible senior secured promissory notes (the “2014 Notes”) to certain individuals and entities in the original aggregate principal amount of $6,000,000 in connection with a concurrent recapitalization of its capital stock. The 2014 Notes are collateralized by substantially all of the assets of the Company, and accrue interest at a rate of 10% per annum. The holders of the 2014 Notes include officers, employees and directors of the Company, making the 2014 Notes related party in nature. Pursuant to the terms of the 2014 Notes, the aggregate amount of principal outstanding shall become due and payable upon the first to occur of: (i) June 30, 2014; provided that such date may be extended upon the written consent of certain of the Company’s noteholders, the “Lead Lenders”, (ii) the closing of an equity financing that raises at least $50,000,000, (iii) acceleration of all amounts due as a result of an Event of Default as defined in the 2014 Notes, and (iv) the occurrence of a deemed liquidation event as defined in the Company’s charter. The 2014 Notes may only be prepaid by the Company with express written approval by a majority-in-interest of lenders. As of June 30, 2014, the 2014 Notes had not been repaid. The Company has acknowledged that an event of default exists, and the lenders have agreed to forbear. Pursuant to a Debt Conversion Agreement (the “Debt Conversion Agreement”) entered into on June 30, 2014, holders of the 2014 Notes agreed that the $6.0 million in aggregate principal amount outstanding under, and all interest accrued on, the 2014 Notes will be converted into shares of the Company’s common stock immediately prior to the closing of the financing contemplated by the Subscription Agreement (as hereinafter defined.).

The Lead Lenders committed to a minimum investment of $3,250,000 in the secured debt financing. The 2014 Notes included a provision that required the other existing holders of the Convertible Notes to participate in the offering of the 2014 Notes based on their pro rata share of the remaining $2,750,000 offering amount. The Convertible Note holders who contributed their pro rata share converted their existing principal amount of Convertible Notes outstanding into 2.25 shares of newly designated Series A Convertible Preferred Stock (“New Series A Convertible Preferred Stock”) for every $1.00 of principal outstanding in connection with the March 2014 secured debt financing and concurrent recapitalization of the Company’s capital stock. In the event that the Convertible Note holders did not contribute their pro rata share, these noteholders converted their existing principal amount of Convertible Notes outstanding into 1.00 share of New Series A Convertible Preferred Stock for every $1.00 of principal outstanding. Moreover, all accrued interest as of February 28, 2014 was converted into New Series A Convertible Preferred Stock on a dollar-for-dollar basis. Upon the closing of the March 2014 transactions, $15,599,941 of principal and

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$2,215,739 of accrued interest related to the existing Convertible Notes converted into 33,432,213 shares of New Series A Convertible Preferred Stock.

In connection with the secured debt financing, certain lenders received warrants exercisable for 142,437 shares of New Series A Convertible Preferred Stock at $0.01 per share. The warrants have a term of seven years from issuance.

Also in connection with the secured debt financing, the board of directors and the Company’s stockholders approved a recapitalization of the Company’s existing outstanding stock. As a result of this recapitalization, which was effected immediately prior to the initial closing of the secured debt financing in March 2014, all shares of outstanding Common Stock, Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series F Convertible Preferred Stock and Series H Convertible Preferred Stock were reverse split on a 29.654782:1 ratio. Thereafter, each one share of Series A, C, D, F and H Convertible Preferred Stock was reclassified and converted into 5.0457 shares of New Series A Convertible Preferred Stock. Additionally, all of the authorized shares of the Series B Convertible Preferred Stock, Series E Convertible Preferred Stock and Series G Convertible Preferred Stock, of which none remain issued and outstanding, were canceled and eliminated. Upon the closing of the recapitalization transaction, 1,150,000 shares of Series A Convertible Preferred Stock, 3,513,000 shares of Series C Convertible Preferred Stock, 5,664,009 shares of Series D Convertible Preferred Stock, 754,499 shares of Series F Convertible Preferred Stock and 9,491,028 shares of Series H Convertible Preferred Stock, in aggregate, were reverse split and reclassified and converted into 3,500,000 shares of New Series A Convertible Preferred Stock. All share and per share data (except par value) have been adjusted to reflect the effect of the reverse stock split and reclassification for all historical periods presented.

As of August 28, 2014, the date the accompanying financial statements were issued, the Company had 2,000,000 shares of common stock and 36,932,213 shares of New Series A Convertible Preferred Stock outstanding. The derivative liability related to the related party Convertible Notes was eliminated upon the conversion of the Convertible Notes in the March 2014 recapitalization transaction, and its fair value reclassified to mezzanine equity.

Stock Compensation

In March 2014, the 1996 Plan and the 2005 Plan were terminated. No additional shares are available to grant from these plans. Also in March 2014, the board of directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”). Under the 2014 Plan, 1,000,000 shares of common stock were initially approved for grant. Under the 2014 Plan, the Company may grant incentive or nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards. Under the terms of the 2014 Plan the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value for the common stock on the date of grant. Generally, stock options and restricted stock awards are granted at no less than fair market value, expire no later than ten years from grant and vest over numerous periods not exceeding four years. 1,000,000 shares of fully-vested restricted common stock were granted pursuant to the 2014 Plan to current and former employees and directors of the Company in June 2014. Also in June 2014, the board of directors approved an increase in the shares available for awards under the 2014 Plan to 12,970,844 shares from 1,000,000 shares and granted the resulting 11,970,844 shares that became available for issuance under the 2014 Plan as options to purchase common stock to certain employees in June 2014.

Legal Payable

In February 2014, to resolve legal action initiated by the Company’s former legal counsel (“Former Counsel”) regarding accrued and unpaid legal fees, the Company entered into a settlement agreement with Former Counsel. In accordance with the settlement, the Company and Former Counsel agreed that the total amount of fees and disbursements owed by the Company to Former Counsel as of the settlement date in February 2014 was $6,000,000. The Company further agreed that on the closing date of the above-

F-B-28

referenced 2014 Notes, the Company would repay $1,500,000 to Former Counsel. On March 7, 2014 the Company completed the closing of the 2014 Notes financing and paid $1,500,000 to Former Counsel. The Company agreed to repay the remainder of the owed amounts from the proceeds of the Company’s next equity investment in accordance with the terms of the settlement agreement. Management’s best estimate of the remaining legal payable pursuant to this settlement agreement as of the date of these financial statements was $4,500,000. Former Counsel has certain liquidation preference rights in the event of a liquidation, until this liability is paid in full.

Global Animal Health Collaboration Termination

In May 2014, the Company and a leading global animal health provider terminated an existing collaborative research, license and commercialization agreement. The Company has no future obligations under this agreement, and the leading global animal health company retains no rights to the Company’s technology. As a result of this termination, in 2014 the Company will recognize the remaining $341,613 of deferred revenue related to the upfront and milestone payments received in 2007 and 2008.

Novartis Amendment

In June 2014, the Company and Novartis agreed to amend the October 2012 letter agreement between the two companies. The amendment states that in lieu of payment of all remaining unpaid development costs and accrued interest owed by the Company, the Company agrees to pay Novartis a royalty based on annual net sales of the Company’s products. Accordingly, the Company will reclassify the balance of development costs and accrued interest as of the date of the amendment to long-term.

Merger Agreement and Financing

On June 30, 2014, the Company and Tigris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) (“Merger Sub” and “Transcept”), and Tigris Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Transcept Pharmaceuticals, Inc. (“Merger LLC”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, (i) Merger Sub will merge with and into the Company, with the Company becoming a wholly owned subsidiary of Transcept and the surviving corporation of the merger (the “Merger”) and (ii) immediately following the Merger, the surviving corporation will merge with and into Merger LLC with Merger LLC surviving as the surviving company in such merger (the “Second Merger”).

On June 30, 2014, prior to the execution of the Merger Agreement, the Company entered into the Subscription Agreement with certain current stockholders of the Company and certain new investors in the Company pursuant to which the Company agreed to sell, and the purchasers agreed to purchase, shares of the Company’s common stock for an aggregate purchase price of approximately $93 million. The merger is conditioned upon the closing of the financing contemplated by the Subscription Agreement. The Company and holders of the 2014 Notes also entered into a Debt Conversion Agreement on June 30, 2014. Immediately prior to the closing of the financing contemplated by the Subscription Agreement, the $6.0 million in aggregate principal amount outstanding under, and all accrued interest on, the 2014 Notes will be converted into shares of the Company’s common stock pursuant to the terms of the Debt Conversion Agreement. Also immediately prior to the closing of the financing, pursuant to the terms of the Subscription Agreement, each share of the Company’s preferred stock outstanding at that time will be converted into shares of the Company’s common stock at a ratio determined in accordance with the Company’s certificate of incorporation then in effect. The parties to the Subscription Agreement and Debt Conversion Agreement include officers, employees and directors of the Company, making the Subscription Agreement and Debt Conversion Agreement related party in nature.

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Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive 0.810 shares of common stock of Transcept, subject to the payment of cash in lieu of fractional shares and subject to adjustment to account for a proposed 12:1 reverse stock split of Transcept common stock. Upon the closing of the Merger, existing equity holders of the Company are expected to own approximately 37.9 percent of the Company, the persons investing in the Company as of immediately prior to the closing of the Merger are expected to own approximately 51.7 percent of the Company, and existing Transcept equity holders are expected to own approximately 10.4 percent of the Company, each on a fully-diluted basis.

Pursuant to the terms of the Merger Agreement, prior to the closing of the Merger, Transcept is expected to make a dividend to its stockholders of certain assets, including excess cash (as calculated in accordance with the Merger Agreement), the right to receive certain royalty income received by Transcept pursuant to the Collaboration Agreement with Purdue Pharma and the right to receive the proceeds (net of certain fees and expenses) of any sale of Intermezzo or TO-2070 that are received prior to the two-year anniversary of the closing of the Merger or that are received pursuant to a definitive agreement relating to such sale that is entered into during such period, as well as the amount, if any, of the $3 million Intermezzo expense reserve deposited at closing that is remaining following the second anniversary of the closing date.

Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company and Transcept. The Merger Agreement contains certain termination rights for both the Company and Transcept, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $6.3 million, and in some circumstances, reimburse the other party for expenses incurred in connection with the Merger, up to a maximum of $1.0 million.

At the effective time of the Merger, the board of directors of the Company is expected to consist of a total of seven members, five of whom will be designated by the Company and two of whom will be designated by Transcept. Effective June 26, 2014, the Company appointed Michael F. Bigham as Chairman of the Board of Directors and Chief Executive Officer, and promoted Dr. Evan Loh, the Company’s Chief Medical Officer, to President.

Subsequent to the execution of the Merger Agreement, on July 1, 2014, Transcept made a bridge loan to the Company in the principal amount of $3.5 million. In the event that the transaction does not close by September 15, 2014, Transcept has committed to make available further funding of up to $800,000 per month, until December 31, 2014, provided the Merger Agreement has not been terminated. The loan bears interest at a rate of 1% per annum, and is repayable immediately should the Merger be terminated. Any additional loans will be on the same terms as the initial loan. Upon the closing of the Merger, the aggregate amount of the outstanding principal plus a three-month portion of accrued interest on the initial loan will be credited toward Transcept’s equity in the surviving corporation.

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